Exhibit 99.7

Ford Motor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Periods Ended June 30, 2004 and 2003
(in millions)

	First Half
	2004	2003
	(unaudited)
Cash and cash equivalents at January 1	$21,770	$12,221

Cash flows from operating activities before securities trading	13,442	14,144
Net sales/(purchases) of trading securities	(423)	(370)

Net cash flows from operating activities	13,019	13,774

Cash flows from investing activities
Capital expenditures	(2,790)	(3,533)
Acquisitions of receivables and lease investments	(33,037)	(28,920)
Collections of receivables and lease investments	23,156	18,800
Net acquisitions of daily rental vehicles	(2,902)	(1,545)
Purchases of securities	(6,026)	(4,574)
Sales and maturities of securities	5,703	2,469
Proceeds from sales of receivables and lease investments	5,370	13,573
Proceeds from sale of businesses	125	281
Repayment of debt from discontinued operations	—	1,421
Cash paid for acquisitions	(30)	—
Other	67	451

Net cash (used in)/provided by investing activities	(10,364)	(1,577)

Cash flows from financing activities
Cash dividends	(366)	(366)
Net sales/(purchases) of Common Stock	(101)	(3)
Changes in short-term debt	8,412	(2,453)
Proceeds from issuance of other debt	7,831	8,545
Principal payments on other debt	(24,401)	(12,943)
Other	(7)	43

Net cash (used in)/provided by financing activities	(8,632)	(7,177)

Effect of exchange rate changes on cash	(145)	415

Net increase/(decrease) in cash and cash equivalents	(6,122)	5,435

Cash and cash equivalents at June 30	$15,648	$17,656